CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medicure Inc.

We consent to the use of our report dated August 22, 2007, with respect to the consolidated balance sheets of Medicure Inc. as of May 31, 2007 and 2006, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended May 31, 2007, incorporated by reference in the Registration Statement on Form S-8 (Stock Option Plan Amended and Restated October 2, 2007).

Signed "KPMG LLP"

Chartered Accountants

Winnipeg, Canada
October 9, 2007

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